UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2008

CENTERLINE HOLDING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices)	(Zip Code)

212-317-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.     Costs Associated With Exit or Disposal Activities.

On April 14, 2008, Centerline Holding Company ("Centerline" or the "Company") (NYSE: CHC), committed to a reduction in force of 8% of the Company’s workforce, resulting in the termination of 37 employees. This reduction in force is one of several expense reduction efforts being implemented by the Company.   The Company expects to complete the reduction in force by April 18, 2008.  The Company estimates that the reduction in force may result in a decrease in compensation and employee benefits expense of approximately $3.3 million for the balance of 2008 and an annual decrease of approximately $4.7 million thereafter.  The Company expects to incur approximately $0.8 million in cash expenditures for severance payments as a result of this reduction in force.  No material changes are expected to the amount incurred.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

On April 17, 2008, subsidiaries of the Company entered into amendments to the employment agreements of each of the principal executive officers of the Company providing for a reduction in their respective base salaries effective April 21, 2008 for the balance of fiscal year 2008, as follows:  (a) Marc D. Schnitzer, Chief Executive Officer and President of the Company, will incur a 16.67% reduction in base salary; (b) Robert L. Levy, Chief Financial Officer of the Company, will incur a 10% reduction in base salary; (c) Leonard W. Cotton, Vice Chairman of the Board of Trustees of the Company, will incur a 10% reduction in base salary; and (d) James L. Duggins, an Executive Managing Director of a subsidiary of the Company, will incur a 10% reduction in base salary.  The amendments to the employment agreements of the principal executive officers are attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4 (collectively, the “Amendments”).  In addition, seven other officers of a subsidiary of the Company entered into amendments to their respective employment agreements reducing each of their base salaries by 10% effective April 21, 2008 for the balance of fiscal year 2008.  The salary reductions were implemented as part of the Company’s overall cost reduction initiative.

The terms of the Amendments are incorporated herein by reference.  The foregoing descriptions of the Amendments are qualified in their entirety by reference to the full text of each such Amendment.

Item 8.01.   Other Events.

On April 14, 2008, the Company completed its previously-announced rights offering for 11,216,628 11.0% cumulative convertible preferred shares, series A-1 (the “Convertible Preferred Shares”) to certain holders of the Company’s equity securities (the “Rights Offering”), as described in the Company’s prospectus supplement dated and filed with the SEC on March 7, 2008 (the “Prospectus”).

As disclosed in the Prospectus, on January 25, 2008, the Company sold 11,216,628 Convertible Preferred Shares at $11.70 per share for aggregate gross proceeds of $131,234,548 in a private offering (the “Private Offering”) to Related Special Assets LLC (“Related”), an entity affiliated with the Company’s Chairman, Stephen M. Ross, and one of the Company’s trustees, Jeff T. Blau.  The terms of the Private Offering required that the Company conduct the Rights Offering and that the proceeds from the Rights Offering be used to redeem for $11.70 per share plus the amount of any accrued and unpaid distributions a number of Convertible Preferred Shares originally purchased by Related in the Private Offering equal to the number of Convertible Preferred Shares subscribed for in the Rights Offering, with Related retaining any Convertible Preferred Shares not redeemed in connection with the Rights Offering.

Pursuant to the Rights Offering, eligible security holders subscribed for 373,136 Convertible Preferred Shares.  Accordingly, on April 14, 2008, the Company redeemed 373,136 Convertible Preferred Shares from Related at a price of 11.70 per share, or $4,365,691.20 in the aggregate, and paid Related $105,382.93 in accrued and unpaid distributions.  In addition, the Company issued 373,136 Convertible Preferred Shares to persons who subscribed for Convertible Preferred Shares in the Rights Offering.

The New York Stock Exchange has advised the Company that, due to the relatively small number of Convertible Preferred Shares issued pursuant to the Rights Offering, the Convertible Preferred Shares do not meet

2

the requirements for listing on the New York Stock Exchange.  The Company is currently seeking alternative trading markets that may be available for the Convertible Preferred Shares.  To the extent the Convertible Preferred Shares become listed on a trading market, the Company expects to make a public announcement to provide holders of Convertible Preferred Shares with information regarding that trading market.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Amendment to Executive Employment Agreement of Marc D. Schnitzer, dated April 17, 2008.
99.2	Amendment to Executive Employment Agreement of Robert L. Levy, dated April 17, 2008.
99.3	Amendment to Executive Employment Agreement of Leonard W. Cotton, dated April 17, 2008.
99.4	Amendment to Executive Employment Agreement of James L. Duggins, dated April 17, 2008.

3

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTERLINE HOLDING COMPANY
(Registrant)

April 18, 2008	By: /s/ Robert L. Levy
Name: Robert L. Levy
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Amendment to Executive Employment Agreement of Marc D. Schnitzer, dated April 17, 2008.
99.2	Amendment to Executive Employment Agreement of Robert L. Levy, dated April 17, 2008.
99.3	Amendment to Executive Employment Agreement of Leonard W. Cotton, dated April 17, 2008.
99.4	Amendment to Executive Employment Agreement of James L. Duggins, dated April 17, 2008.